Exhibit 99.1

RICH BATTISTA NAMED

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TIME INC.

Joe Ripp Continues Leadership of Board as Executive Chairman

Time Inc. Affirms Outlook for Third Quarter Pacing

NEW YORK — (BUSINESS WIRE) — Time Inc. (NYSE: TIME) today announced that Rich Battista has been named President and Chief Executive Officer of the company, effective immediately, and is joining the Time Inc. Board of Directors. Battista, who had been Executive Vice President of Time Inc. and President, Brands, succeeds Joe Ripp as CEO. Ripp will continue to lead the Board of Directors as Executive Chairman.

Ripp said, “I am deeply grateful to have had the opportunity to lead this tremendous company for the past three years, and I am excited about its future. We have made real progress in the transformation into a multimedia, multi-platform enterprise. As we look to the next phase of our strategy, Rich is the right choice to execute our plans and deliver shareholder value.”

Battista said, “I am thrilled and honored to lead this great organization and its exceptionally talented employees, particularly as we aggressively move to unlock the enormous potential of our brands across the media landscape. During this dynamic time in media, we are transforming Time Inc. to a cross-media company and are uniquely positioned to leverage our brands, scale, data and insights to significantly grow new lines of business in service to advertisers, marketers and consumers. I am eager to get started and to win.”

John Fahey, Lead Independent Director, said, “On behalf of the board, I want to thank Joe for his work as CEO over the past three years. We are grateful for his leadership and are happy that he will continue with the company as Executive Chairman. Rich is a strong, experienced business builder who has an excellent grasp of our strategy and brands. We are confident that he is the right leader for the future.”

Today, Time Inc. also affirmed pacing expectations for third quarter 2016 total revenues and operating expenses as the Company initially outlined on its second quarter earnings call on August 4th.

Battista, a 25-year veteran of the entertainment and media industry, has significant experience in launching, building and managing large-scale businesses across various media platforms. Prior to joining Time Inc. in 2015, he served as CEO of Mandalay Sports Media, where he led the media and content enterprise by creating, acquiring and investing in businesses and assets across the sports media landscape. Over a period of more than 18 years, Battista held numerous senior management roles at Fox Television, where he was integral in conceiving of, building and operating its significant, multi-billion-dollar portfolio of networks. As CEO of the publicly traded Gemstar-TV Guide International from 2004 to 2008, Battista was the chief architect of the company’s turnaround, which included the revitalization of TV Guide magazine, TV Guide Network and TV Guide Online, as well as enhancement of its technology-driven businesses.

Battista began his career as a financial analyst at Morgan Stanley. He earned an MBA from Harvard Business School and graduated cum laude from Georgetown University, where he has served on the Board of Regents and is Founder and Chairman of the Georgetown Entertainment & Media Alliance, an alumni network of more than 4,500 entertainment and media professionals.

ABOUT TIME INC.

Time Inc. is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple and Southern Living, as well as more than 50 diverse titles in the United Kingdom.

CONTACTS

Jaison Blair, 212-522-0105, jaison.blair@timeinc.com

Jill Davison, 212-522-9225, jill.davison@timeinc.com